EXHIBIT 99.1
LGI Homes, Inc. Reports Fourth Quarter and Full Year 2015 Results and Releases 2016 Guidance
THE WOODLANDS, Texas, March 9, 2016 (GLOBE NEWSWIRE) - LGI Homes, Inc. (Nasdaq:LGIH) today announced results for the fourth quarter and full year ended December 31, 2015.
Fourth Quarter 2015 Highlights and Comparisons to Fourth Quarter 2014

•	Net Income of $15.7 million, or $0.79 Basic EPS and $0.75 Diluted EPS

•	Net Income Before Income Taxes increased 108.2% to $24.1 million

•	Home Sales Revenues increased 63.0% to $176.8 million

•	Home Closings increased 45.1% to 946 homes

•	Average Home Sales Price increased 12.4% to $186,855

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues was 27.6% as compared to 28.9%

•	Active Selling Communities at quarter-end increased to 52 from 39

•	Total Owned and Controlled Lots increased to 23,915 lots

Full Year 2015 Highlights and Comparisons to Full Year 2014

•	Net Income of $52.8 million, or $2.65 Basic EPS and $2.44 Diluted EPS

•	Net Income Before Income Taxes increased 86.4% to $80.3 million

•	Home Sales Revenues increased 64.4% to $630.2 million

•	Home Closings increased 44.5% to 3,404 homes

•	Average Home Sales Price increased 13.8% to $185,146

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues was 27.8% as compared to 28.2%

Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin to gross margin.
Management Comments

"This has been another year of amazing growth for LGI Homes," said Eric Lipar, the Company's Chief Executive Officer and Chairman of the Board. "At LGI Homes, we are focused on achieving results and our fourth quarter provided a solid finish to 2015 with a record-breaking 3,404 homes closed. This 45% year-over-year increase marks the fifth consecutive year we have grown home closings by more than 40%. In addition to delivering record home closings we achieved significant growth in revenues and active community count, and nearly doubled basic earnings per share over the prior year."

"As we turn our attention to 2016, we remain focused on continuing our trend of strong results. Through February 2016, we have closed 477 homes, an increase of 28% over the first two months of 2015. We hold a positive outlook on 2016 and believe the demand for homeownership in all of our markets is alive and well."

"We are poised to see continued growth and to meet our goals and objectives for 2016 through adding community count in our current markets and by improving community absorption in our newer markets. We expect all of our start-up operations in new geographic markets, including Colorado Springs, Seattle, Nashville and Raleigh, will generate home closings in 2016. Overall, we expect to close between 4,000 and 4,400 homes for the year and believe basic EPS for the full year 2016 will be in the range of $3.00 and $3.50 per share,” Lipar concluded.
2015 Fourth Quarter Results

Home closings during the fourth quarter of 2015 increased 45.1% to 946 from 652 during the fourth quarter of 2014. Active selling communities increased to 52 at the end of the fourth quarter of 2015, up from 50 communities at the end of the third quarter of 2015.
Home sales revenues for the fourth quarter of 2015 were $176.8 million, an increase of $68.3 million, or 63.0% over the fourth quarter of 2014. The increase in home sales revenues is due to both the increase in the number of homes closed and an increase in the average home sales price.
The average home sales price was $186,855 for the fourth quarter of 2015, an increase of 12.4% over the fourth quarter of 2014. This increase is largely attributable to changes in product mix, price points in new markets, and a favorable pricing environment.
Adjusted gross margin as a percentage of home sales revenues for the fourth quarter of 2015 was 27.6% as compared to 28.9% for the fourth quarter of 2014. This decrease primarily reflects a combination of increased construction costs and increased lot costs partially offset by higher average home sales price. Please see "Non-GAAP Measures" for a reconciliation of adjusted gross margin to gross margin.
Net income of $15.7 million, or $0.79 per basic share and $0.75 per diluted share, for the fourth quarter of 2015 increased $8.2 million, or 108.8%, from $7.5 million for the fourth quarter of 2014. This increase is primarily attributable to the 45.1% increase in homes closed, the increase in average home sales price, and operating leverage realized related to selling, general and administrative expenses, net of increased expenses associated with new communities.
2015 Full Year Results

Home closings reached an all-time high for 2015, increasing 44.5% to 3,404, far surpassing the previous record of 2,356 from 2014. Active selling communities increased by 13 communities during 2015 and totaled 52 active selling communities at the end of 2015. Reflected in this increase are an additional five active communities in the Texas division, an additional four in the Southwest division, another three in the Southeast division, and one in the Florida division.
Home sales revenues for 2015 increased 64.4% to $630.2 million compared to 2014.
The average home sales price during 2015 was $185,146, an increase of 13.8% over 2014. Consistent with the Company's fourth quarter 2015 results, this increase is primarily due to changes in product mix, price points in new markets, and a favorable pricing environment.
Net income of $52.8 million, or $2.65 per basic share and $2.44 per diluted share, for the year ended December 31, 2015, increased $24.6 million, or 87.3%, from $28.2 million for the year ended December 31, 2014. This increase is primarily attributable to the 44.5% increase in homes closed, the increase in average home sales price, and operating leverage realized related to selling, general and administrative expenses, net of increased expenses associated with new communities.
Outlook

Subject to the caveats in the Forward-Looking Statements section of this press release, the Company offers the following guidance for 2016. The Company believes it will have between 62 and 67 active selling communities at the end of 2016, close between 4,000 and 4,400 homes in 2016, and generate basic EPS between $3.00 and $3.50 per share during 2016. In addition, the Company believes 2016 gross margin will be in the range of 26.5% and 28.5% and that the average home sales price in 2016 will be between $190,000 and $200,000. This outlook assumes that general economic conditions, including interest rates, and mortgage availability in 2016 are similar to those in

2015, and that home sales price, construction costs, availability of land, land development costs and overall absorption rates for 2016 are consistent with the Company's recent experience.

Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12 p.m. Eastern Time on Wednesday, March 9, 2016. The call will be hosted by Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer, Secretary and Treasurer.
Participants may access the live webcast by visiting the Investor Relations section of the Company's website at www.LGIHomes.com. The call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the webcast will be available on the Company's website for approximately 12 months. A replay of the call will also be available later that day by calling (855) 859-2056, or (404) 537-3406, using conference id "21675721". This replay will be available until March 16, 2016.

About LGI Homes, Inc.

Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design, construction and sale of homes in Texas, Arizona, Florida, Georgia, New Mexico, Colorado, North Carolina, South Carolina and Washington. LGI's core markets include Houston, San Antonio, Dallas/Fort Worth, Austin, Phoenix, Tucson, Tampa, Orlando, Atlanta, Albuquerque, Charlotte and Denver. The Company has a notable legacy of more than 13 years of homebuilding operations, over which time it has closed over 12,000 homes. For more information about the Company and its new home developments please visit the Company's website at www.LGIHomes.com
Forward-Looking Statements

Any statements made in this press release that are not statements of historical fact, including statements about the Company's beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning projected 2016 home closings, basic earnings per share, gross margins and average home sales price, market conditions and possible or assumed future results of operations, including descriptions of the Company's business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believe," "estimate," "project," "anticipate," "expect," "seek," "predict," "contemplate," "continue," "possible," "intent," "may," "might," "will," "could," "would," "should," "forecast," or "assume" or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the "Risk Factors" section in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including the "Cautionary Statement about Forward-Looking Statements" subsection within the "Risk Factors" section, and subsequent filings by the Company with the Securities and Exchange Commission. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company's actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2015	2014

ASSETS
Cash and cash equivalents	$37,568	$31,370
Accounts receivable	17,325	7,365
Real estate inventory	531,228	367,908
Pre-acquisition costs and deposits	7,001	9,878
Property and equipment, net	2,108	1,610
Other assets	14,869	7,515
Goodwill and intangible assets, net	12,234	12,481
Total assets	$622,333	$438,127

LIABILITIES AND EQUITY
Accounts payable	$24,020	$15,479
Accrued expenses and other liabilities	40,006	21,365
Deferred tax liabilities, net	2,726	2,685
Notes payable	308,192	216,099
Total liabilities	374,944	255,628
COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 21,270,389 shares issued and 20,270,389 shares outstanding as of December 31, 2015 and 20,849,044 shares issued and 19,849,044 shares outstanding as of December 31, 2014	213	208
Additional paid-in capital	175,575	163,520
Retained earnings	88,151	35,321
Treasury stock, at cost, 1,000,000 shares	(16,550)	(16,550)
Total equity	247,389	182,499
Total liabilities and equity	$622,333	$438,127

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014

Home sales	$176,764	$108,420	$630,236	$383,268
Cost of sales	129,874	78,820	463,304	280,481
Selling expenses	13,966	10,884	52,998	36,672
General and administrative	9,210	7,187	34,260	23,744
Operating income	23,714	11,529	79,674	42,371
Other income, net	(378)	(45)	(606)	(708)
Net income before income taxes	24,092	11,574	80,280	43,079
Income tax provision	8,361	4,040	27,450	14,868
Net income	15,731	7,534	52,830	28,211
Basic and diluted earnings per share data:
Basic	$0.79	$0.37	$2.65	$1.37
Diluted	$0.75	$0.34	$2.44	$1.33

Weighted average number of shares of common stock:
Basic	20,088,010	20,379,837	19,939,761	20,666,758
Diluted	21,174,417	22,136,497	21,740,719	21,202,967

.
Non-GAAP Measures

In addition to the results reported in accordance with U.S. GAAP, the Company has provided information in this press release relating to "Adjusted Gross Margin."

Adjusted gross margin

Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact the Company's results, the utility of adjusted gross margin information as a measure of the Company's operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that the Company does. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of the Company's performance.

The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands):

	Three Months Ended December 31,
	2015	2014
Home sales	$176,764	$108,420
Cost of sales	129,874	78,820
Gross margin	46,890	29,600
Purchase accounting adjustments (a)	272	1,172
Capitalized interest charged to cost of sales	1,681	557
Adjusted gross margin	$48,843	$31,329
Gross margin % (b)	26.5%	27.3%
Adjusted gross margin % (b)	27.6%	28.9%

	Year Ended December 31,
	2015	2014
Home sales	$630,236	$383,268
Cost of sales	463,304	280,481
Gross margin	166,932	102,787
Purchase accounting adjustments (a)	2,131	3,620
Capitalized interest charged to cost of sales	6,057	1,704
Adjusted gross margin	$175,120	$108,111
Gross margin % (b)	26.5%	26.8%
Adjusted gross margin % (b)	27.8%	28.2%

(a)
Adjustments result from the application of purchase accounting for the GTIS Acquisitions and the acquisition of Oakmont and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.

(b)	Calculated as a percentage of home sales revenues.

Home Sales Revenues and Closings by Division
(Dollars in thousands)

	Three Months Ended December 31,
	2015		2014
	Revenues	Closings	Revenues	Closings
Texas	$94,528	495	$63,244	376
Southwest	35,872	185	14,514	85
Florida	19,146	102	12,414	70
Southeast	27,218	164	18,248	121
Total home sales	$176,764	946	$108,420	652

	Year Ended December 31,
	2015		2014
	Revenues	Closings	Revenues	Closings
Texas	$350,674	1,856	$255,355	1,575
Southwest	109,878	565	45,725	273
Florida	73,735	396	43,374	255
Southeast	95,949	587	38,814	253
Total home sales	$630,236	3,404	$383,268	2,356

CONTACT:     Investor Relations:
        Caitlin Stiles, (281) 210-2619
        InvestorRelations@LGIHomes.com

Source: LGI Homes